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                                                                EXHIBIT 12

                       LOUISVILLE GAS AND ELECTRIC COMPANY
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                (Thousands of $)
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
                                                            1994           1993           1992           1991           1990
                                                            ----           ----           ----           ----           ----
Earnings:
     Income before cumulative effect of a change
       in accounting principle per statements
       of income . . . . . . . . . . . . . . . . . . .   $ 61,689       $ 90,535       $ 73,793       $ 94,643       $ 83,450


Add:
     Federal income taxes - current. . . . . . . . . .     30,926         42,091         13,785         35,490         24,966
     State income taxes - current. . . . . . . . . . .      7,726         12,954          3,140          8,425          8,232
     Deferred Federal income taxes - net . . . . . . .       (950)         4,712         20,441         17,207         13,142
     Deferred State income taxes - net . . . . . . . .        956            226          8,470          6,085          4,475
     Investment tax credit - net . . . . . . . . . . .     (4,619)        (7,821)        (5,033)       (11,472)        (1,964)
     Fixed charges . . . . . . . . . . . . . . . . . .     44,665         49,640         52,196         55,171         56,061
                                                          -------        -------        -------        -------        -------
       Earnings. . . . . . . . . . . . . . . . . . . .    140,393        192,337        166,792        205,549        188,362
                                                          -------        -------        -------        -------        -------

Fixed Charges:
     Interest Charges per statements of income . . . .     42,856         47,496         49,833         52,680         53,663
     Add:
       Interest income (1) . . . . . . . . . . . . . .          -              -              4             98            251
       One-third of rentals charged to
        operating expense (2). . . . . . . . . . . . .      1,809          2,144          2,359          2,393          2,147
                                                          -------        -------        -------        -------        -------
         Fixed charges . . . . . . . . . . . . . . . .   $ 44,665       $ 49,640       $ 52,196       $ 55,171       $ 56,061
                                                          -------        -------        -------        -------        -------


Ratio of Earnings to Fixed Charges . . . . . . . . . .       3.14           3.87           3.20           3.73           3.36
                                                          -------        -------        -------        -------        -------
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
NOTES:
(1)  Interest income earned on pollution control revenue bond proceeds held and invested by trustees--netted against interest charges above.
(2)  In the Company's opinion, one-third of rentals represents a reasonable approximation of the interest factor.
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